Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-190136 on Form F-3 and Registration Statement Nos. 333-185538, 333-178186, 333-167389, 333-163816 and 333-149157 on Form S-8 of our report dated April 2, 2013 (October 4, 2013 as to the effects of (i) the adoption of IFRS 10, 11 and 12 discussed in Note 1.2 and (ii) the change in segments discussed in Notes 1.2 and 6), relating to the consolidated financial statements of Banco Bilbao Vizcaya Argentaria, S.A. and subsidiaries composing the Banco Bilbao Vizcaya Argentaria Group (the “Group”) (which report expresses an unqualified opinion and contains an explanatory paragraph relating to the adoption of IFRS 11) appearing in this Report on Form 6-K of Banco Bilbao Vizcaya Argentaria S.A. for the year ended December 31, 2012.

/s/ DELOITTE, S.L.

Madrid-Spain

October 4, 2013

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